Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2018 Financial Results

4Q 2018 Net Income of $20.3 million, $0.32 per diluted share
Full-Year 2018 Net Income of $236.8 million, $3.98 per diluted share

4Q 2018 Net Operating Income of $48.9 million, $0.77 per diluted share
Full-Year 2018 Net Operating Income of $345.4 million, $5.80 per diluted share

• Key Financial Full-Year 2018 Highlights
– $515.1 million of net operating income, excluding reportable catastrophes[1], up 25 percent; $8.65 per diluted share, up 16 percent[2]
– 5.1 percent GAAP ROE; 11.2 percent operating ROE, excluding AOCI and reportable catastrophes[3]
– $266 million returned to shareholders in share repurchases and common dividends
– $473 million of corporate capital available at year-end 2018
Note: On May 31, 2018, Assurant closed its acquisition of The Warranty Group (TWG). Beginning June 1, 2018, Assurant net operating income and net operating income per diluted share include TWG results and related financing obtained in March 2018. On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for mortgage solutions are included in Assurant’s net operating income and net operating income per diluted share through July 2018. References to net income refer to net income attributable to common stockholders.

NEW YORK, Feb. 12, 2019 - Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today reported results for the fourth quarter and full-year ended December 31, 2018.

“In 2018, we successfully executed on our financial commitments, achieving solid earnings growth, while further expanding our offerings across Connected Living, Global Automotive and multifamily housing,” said Assurant President and Chief Executive Officer Alan Colberg.

“By building on our momentum, we expect to realize incremental value from our acquisition of TWG, while strengthening our Lifestyle and Housing offerings to continue our outperformance over the long-term,” Colberg added.

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions, net of tax)	2018	2017	2018	2017
Global Housing	$(12.4)	$89.6	$150.8	$97.4
Global Lifestyle	97.9	42.8	297.7	178.0
Global Preneed	16.4	4.6	57.7	39.6
Corporate and other	(27.5)	(29.1)	(84.0)	(62.8)
Interest expense	(20.8)	(8.0)	(65.8)	(32.2)
Preferred stock dividends	(4.7)	—	(11.0)	—
Net operating income	48.9	99.9	345.4	220.0
Adjustments:
Assurant Health runoff operations	0.2	(0.9)	2.6	10.6
Net realized (losses) gains on investments	(36.2)	3.3	(49.4)	19.6
Amortization of deferred gains on disposal of businesses	8.4	13.2	44.9	67.5
Impact of TCJA at enactment	—	177.0	(1.5)	177.0
Net TWG acquisition related charges(1)	(5.9)	(5.7)	(66.9)	(8.1)
Change in tax liabilities	—	27.1	—	27.1
Loss on sale of Mortgage Solutions	0.5	—	(31.9)	—
Foreign exchange related losses	(0.2)	—	(14.7)	—
Other adjustments(2)	4.6	(1.0)	8.3	5.9
GAAP net income attributable to common stockholders	$20.3	$312.9	$236.8	$519.6
Note: 2018 net operating income includes TWG earnings beginning June 1, 2018 and mortgage solutions results prior to the sale on August 1, 2018.

(1)
Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Other adjustments for 4Q 2018 include a net gain of $14.5 million on the sale of the Time Insurance Company, a legal entity associated with the previously exited Assurant Health business, and a net $11.6 million charge related to the Green Tree Insurance Agency acquisition.

Fourth Quarter 2018 Consolidated Results

•
Net income was $20.3 million, or $0.32 per diluted share, compared to fourth quarter 2017 net income of $312.9 million, or $5.76 per diluted share. The decrease was primarily driven by the absence of a $177 million one-time benefit related to the reduction of net deferred tax liabilities following the enactment of the U.S. Tax Cuts and Jobs Act (TCJA) in 2017 and $95.5 million of higher reportable catastrophe losses in fourth quarter 2018. Additionally, net realized losses on investments and the absence of a benefit from a change in tax liabilities recorded in 2017 contributed to the decrease. The decline was partially offset by contributions from TWG and a lower effective tax rate.

•
Net operating income[4] decreased to $48.9 million, compared to fourth quarter 2017 net operating income of $99.9 million. The decrease was mainly driven by $95.5 million of higher reportable catastrophes losses.

Excluding reportable catastrophes, net operating income for fourth quarter 2018 totaled $144.5 million, compared to $100.0 million in the fourth quarter 2017. The increase reflected contributions from TWG, the lower effective tax rate and organic growth within Connected Living. Results also benefitted from higher investment income, including real estate joint venture partnership income and other related fund investments. This was partially offset by lower contributions from lender-placed insurance and higher financing costs related to the TWG acquisition.

•
Net operating income per diluted share[5] decreased to $0.77, compared to fourth quarter 2017 net operating income of $1.84 per diluted share. The calculation excludes the effect of 2.9 million shares of dilutive securities from the mandatory convertible preferred stock, which were anti-dilutive for the period.

•
Net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments totaled $2.17 billion, compared to $1.52 billion in fourth quarter 2017, driven by $645 million of revenue from TWG. Excluding TWG and the sale of mortgage solutions, revenue increased 4 percent, primarily from organic growth in mobile and Global Automotive within Global Lifestyle.

Full-Year 2018 Consolidated Results

•
Net income decreased to $236.8 million, or $3.98 per diluted share, compared to full-year 2017 net income of $519.6 million, or $9.39 per diluted share. The decrease was driven by the absence of a one-time benefit related to the reduction of net deferred tax liabilities, net charges related to TWG acquisition and net realized losses on investments. This was partially offset by a lower effective tax rate and TWG contributions.

•
Net operating income[4] increased to $345.4 million, compared to full-year 2017 net operating income of $220.0 million, primarily due to contributions from TWG, a lower effective tax rate and $22.8 million of lower reportable catastrophes. Organic growth in Connected Living and multifamily housing were partially offset by declines in lender-placed insurance and higher financing costs related to the acquisition of TWG.

Excluding reportable catastrophes, net operating income for full-year 2018 increased to $515.1 million, compared to $412.5 million in 2017, due to the factors noted above.

•
Net operating income per diluted share[5] increased to $5.80, compared to 2017 net operating income of $3.98 per diluted share driven by growth in net operating income and share repurchases. The calculation excludes the effect of 1.7 million shares of dilutive securities from the mandatory convertible preferred stock which were anti-dilutive for the period. Excluding reportable catastrophes, net operating income increased to $8.65 per diluted share, compared to $7.46 per diluted share in 2017.

•
Net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments totaled $7.5 billion, compared to $5.8 billion in 2017, driven by $1.5 billion of revenue from TWG. Excluding TWG and the sale of mortgage solutions, revenue increased 7 percent due to organic growth in mobile, Global Automotive, various specialty property products and multifamily housing. This was partially offset by lender-placed declines.

Reportable Segments
Global Housing

($ in millions)	4Q18	4Q17	% Change	12M18	12M17	% Change
Net operating (loss) income	$(12.4)	$89.6	(114)%	$150.8	$97.4	55%
Net earned premiums, fees and other	$502.0	$562.8	(11)%	$2,089.2	$2,175.0	(4)%
Note: On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for this business are included in Global Housing’s revenue and net operating income through July 2018 and full-year 2017.

•
Net operating loss in the fourth quarter 2018 was primarily attributable to $95.4 million of reportable catastrophes from Hurricane Michael and the California Wildfires. This compares to $3.1 million of catastrophe losses in the prior year period. Results benefitted from a lower effective tax rate.

Excluding reportable catastrophes and the lower effective tax rate, fourth quarter 2018 net operating income decreased due to less favorable non-catastrophe loss experience, ongoing lender-placed declines and a $6.2 million increase in 2018 reinsurance premiums to align with full-year catastrophe exposure. Higher net investment income, including real estate joint venture partnership income and other related fund investments, and multifamily housing growth partially offset the decline.

Full-year 2018 net operating income increased year-over-year, primarily reflecting a lower effective tax rate and lower reportable catastrophes. Excluding these items, net operating income decreased driven by less favorable non-catastrophe loss experience, declining placement rates and lower real estate owned volumes within lender-placed insurance. This was partially offset by profitable growth in multifamily housing.

•
Net earned premiums, fees and other income decreased in fourth quarter 2018, mainly reflecting the sale of mortgage solutions. Excluding mortgage solutions, revenue was flat as growth in specialty property products, including commercial property and multifamily housing, offset the declines in lender-placed premiums.

For full-year 2018, net earned premiums, fees and other income decreased, reflecting the sale of mortgage solutions. Excluding mortgage solutions, revenue increased 3 percent driven by the factors noted above.

Global Lifestyle

($ in millions)	4Q18	4Q17	% Change	12M18	12M17	% Change
Net operating income	$97.9	$42.8	129%	$297.7	$178.0	67%
Net earned premiums, fees and other	$1,621.1	$913.6	77%	$5,183.3	$3,396.2	53%
Note: Starting June 1, 2018, the results of TWG business operations, is reflected within Global Lifestyle segment results.

•
Net operating income increased in fourth quarter 2018, benefitting from the TWG acquisition, a lower effective tax rate and modest organic growth. Results in the quarter included a $9.3 million client recoverable, compared to $5.0 million in the prior year period. Excluding the client recoverable, TWG contributed a total of $35.4 million in the quarter, net of $2 million primarily related to intangible amortization and inclusive of approximately $8 million of realized operating synergies.

Excluding these items, results increased due to organic growth in Connected Living, driven by the expansion of new and existing programs and higher trade-in volumes in mobile, as well as additional investment income, including real estate joint venture partnership income and other related fund investments. This was partially offset by less favorable mobile loss experience.
Full-year 2018 net operating income increased compared to 2017. This was driven by $74.7 million of contributions from TWG, excluding the client recoverable and net of $5.3 million primarily related to intangible amortization and inclusive of approximately $14 million of realized operating synergies. Additionally, organic growth in Connected Living and the benefit of a lower effective tax rate contributed to the increase. This was partially offset by continued declines in Global Financial Services mainly driven by anticipated discontinued partnerships in the second half of the year.

•
Net earned premiums, fees and other income increased primarily due to the addition of $645 million of TWG revenue. Excluding TWG, revenue increased 7 percent driven by organic growth in mobile from new protection programs and higher trade-in volumes, as well as Global Automotive. Unfavorable foreign exchange reduced revenue in service contracts and Global Financial Services.

For full-year 2018, net earned premiums, fees and other income increased driven by $1.5 billion in revenue from TWG. Excluding TWG, revenue increased 9 percent due to growth in mobile, mainly from new protection programs and ongoing subscriber growth, as well as growth in Global Automotive. Unfavorable foreign exchange reduced revenue in service contracts and Global Financial Services.
Global Preneed

($ in millions)	4Q18	4Q17	% Change	12M18	12M17	% Change
Net operating income	$16.4	$4.6	257%	$57.7	$39.6	46%
Net earned premiums, fees and other	$48.3	$45.9	5%	$189.5	$181.0	5%

•
Net operating income increased in fourth quarter and full-year 2018 primarily due to the impact of a lower effective tax rate, higher net investment income, including higher real estate joint venture partnership income and yields, and the absence of a $5 million software impairment in fourth quarter 2017.

•
Net earned premiums, fees and other income increased in the fourth quarter and full-year 2018, primarily driven by growth in prefunded funeral policies in U.S. and Canada, as well as prior period sales of the Final Need product.

Corporate & Other

($ in millions)	4Q18	4Q17	% Change	12M18	12M17	% Change
Net (loss) income attributable to common stockholders	$(81.8)	$176.8	(146)%	$(272.0)	$194.0	(240)%
Net operating loss(6)	$(27.5)	$(29.1)	5%	$(84.0)	$(62.8)	(34)%
Note: Net (loss) income attributable to common stockholders is the comparable GAAP measure to net operating loss for the Corporate & Other segment.

•
Net operating loss[6] decreased in fourth quarter 2018, reflecting the absence of a workforce reduction charge in fourth quarter 2017 and higher investment income, including real estate joint venture partnership income, partially offset by the adverse impact from the lower effective tax rate. For the full year, net operating loss increased reflecting the adverse impact from the lower effective tax rate and higher employee-related and technology expenses.

Capital Position

•	Corporate capital was approximately $473 million as of Dec. 31, 2018. Deployable capital totaled approximately $223 million, net of the company’s $250 million risk buffer.

Dividends paid to the holding company in the fourth quarter 2018 from Assurant’s Global Housing, Global Lifestyle and Global Preneed operating segments totaled $122 million, including $75 million in dividends from TWG. In addition, Assurant received $31 million in cash following the sale of Time Insurance Company, a legal entity associated with the previously exited health business.

For full-year 2018, dividends paid to the holding company totaled $739 million. This included $342 million from the Global Housing, Global Lifestyle and Global Preneed segments, $237 million related to the reduction in deferred tax liabilities following enactment of TCJA, $148 million from TWG and $12 million from Assurant Employee Benefits and Assurant Health.

•
Share repurchases and dividends totaled $92 million in fourth quarter 2018. Dividends to shareholders totaled $43 million, including $38 million in common stock dividends and $5 million in preferred stock dividends. Assurant repurchased 0.5 million shares of common stock for $49 million. From January 1 through February 8, 2019, the company repurchased an additional 237,000 shares for approximately $22 million, with $739 million remaining under the current repurchase authorization.

For full-year 2018, share repurchases and dividends totaled $280 million. Assurant repurchased approximately 1.3 million shares of common stock for $132 million and paid dividends to shareholders totaling $148 million, including $134 million in common stock dividends and $14 million in preferred stock dividends.

Company Outlook

Based on current market conditions, for full-year 2019 the company expects:

•
Assurant net operating income per diluted share, excluding catastrophe losses to increase 6 percent to 10 percent from 2018, driven mainly by profitable growth in Global Lifestyle and Global Housing as well as share repurchases. This growth rate includes an expected negative impact of approximately 2 percent resulting from incremental reinsurance costs, implemented to further reduce the Company’s catastrophe exposure and the full year impact of the 10.4 million shares issued for the TWG acquisition. Assurant’s consolidated effective tax rate to be between 23 percent to 25 percent.

•
Double-digit earnings growth to reflect full-year contributions from TWG including $25 million to $30 million after-tax of additional synergy realization, modest organic growth across Connected Living, Global Automotive and multifamily housing, as well as ongoing expense management efforts. Lender-placed, excluding reportable catastrophe losses and the incremental reinsurance costs, is expected to approximate 2018 levels as revenue declines moderate. Earnings growth will be partially offset by the continued declines in Global Financial Services.

Corporate & Other full-year net operating loss7 to approximate 2018 levels. Interest expense and preferred dividends are expected to be between $83 million to $85 million and approximately $20 million, respectively, reflecting a full year of financing costs related to the acquisition of TWG.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to approximate segment net operating income, including catastrophe losses. This is subject to the growth of the businesses and rating agency and regulatory capital requirements.

•
Capital to be deployed to support business growth, fund other investments and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The fourth quarter 2018 earnings conference call and webcast will be held Wednesday, February 13, 2019 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection products; pre-funded funeral insurance; renters insurance; and lender-placed homeowners insurance. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
212.859.5831
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, including the benefits and synergies of The Warranty Group acquisition, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the loss of significant clients, distributors and other parties or those parties facing financial, reputation and regulatory issues;

(ii)	significant competitive pressures, changes in customer preferences and disruption;

(iii)	the failure to find and integrate acquisitions, including The Warranty Group, or grow organically and risks associated with joint ventures;

(iv)	the impact of general economic, financial market and political conditions, including unfavorable conditions in the capital and credit markets, and conditions in the markets in which we operate;

(v)	risks related to our international operations and fluctuations in exchange rates;

(vi)	the impact of catastrophic and non-catastrophe losses;

(vii)	our inability to recover should we experience a business continuity event;

(viii)	our inability to develop and maintain distribution sources or attract and retain sales representatives;

(ix)	failure to manage vendors and other third parties who conduct business and provide services to our clients;

(x)	declines in the value of mobile devices and export compliance risk in our mobile business;

(xi)	negative publicity relating to our products and services or the markets in which we operate;

(xii)	failure to implement our strategy and to attract and retain key personnel, including senior management;

(xiii)	employee misconduct;

(xiv)	the adequacy of reserves established for claims and our inability to accurately predict and price for claims;

(xv)	a decline in financial strength ratings or corporate senior debt ratings;

(xvi)	an impairment of goodwill or other intangible assets;

(xvii)	failure to maintain effective internal control over financial reporting;

(xviii)	a decrease in the value of our investment portfolio including due to market, credit and liquidity risks;

(xix)	the impact of U.S. tax reform legislation and impairment of deferred tax assets;

(xx)	the unavailability or inadequacy of reinsurance coverage and credit risk of reinsurers, including those to whom we have sold business through reinsurance;

(xxi)	the credit risk of some of our agents;

(xxii)	the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends;

(xxiii)	changes in the method for determining or replacement of LIBOR;

(xxiv)	failure to effectively maintain and modernize our information technology systems and infrastructure and integrate those of acquired businesses;

(xxv)	breaches of our information systems or those of third parties or failure to protect data in such systems, including due to cyber-attacks;

(xxvi)	costs of complying with, or failure to comply with, extensive laws and regulations to which we are subject, including related to privacy, data security and data protection;

(xxvii)	the impact from litigation and regulatory actions;

(xxviii)	reductions in the insurance premiums we charge; and

(xxix)	changes in insurance and other regulation.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income (defined below), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as an important measure of the company’s operating performance. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2018	2017	2018	2017
Global Housing, excluding reportable catastrophes	$83.0	$92.7	$320.5	$287.9
Global Lifestyle(1)	98.1	39.8	297.7	180.0
Global Preneed	16.4	4.6	57.7	39.6
Corporate and other	(27.5)	(29.1)	(84.0)	(62.8)
Interest expense	(20.8)	(8.0)	(65.8)	(32.2)
Preferred stock dividends	(4.7)	—	(11.0)	—
Net operating income, excluding reportable catastrophes	144.5	100.0	515.1	412.5
Adjustments, pre-tax:
Assurant Health runoff operations	0.3	(1.9)	3.2	16.0
Net realized (losses) gains on investments	(46.8)	5.0	(63.4)	30.1
Reportable catastrophes	(121.0)	(0.1)	(214.8)	(295.7)
Amortization of deferred gains on disposal of businesses	10.7	20.4	56.9	103.9
Impact of TCJA at enactment	—	177.0	(1.5)	177.0
Net TWG acquisition related charges(2)	(7.3)	(8.8)	(82.4)	(12.5)
Change in tax liabilities	—	27.1	—	27.1
Loss on sale of Mortgage Solutions	0.7	—	(40.3)	—
Foreign exchange related losses	(1.6)	—	(14.8)	—
Other adjustments	4.8	(1.8)	9.9	9.1
Benefit (provision) for income taxes	36.0	(4.0)	69.0	52.1
GAAP net income attributable to common stockholders	$20.3	$312.9	$236.8	$519.6

(1)
4Q 2018 excludes a $0.2 million loss after-tax ($0.2 million pre-tax), primary related to Hurricane Michael. 4Q 2017 excludes a $3.0 million benefit after-tax ($4.6 million pre-tax) due to favorable development related to 3Q 2017 reportable catastrophes. No reportable catastrophes were excluded for Twelve Months 2018 as favorable development related to the 3Q 2017 reportable catastrophes offset the 4Q 2018 loss. Twelve Months 2017 excludes a $2.0 million loss after-tax ($3.1 million pre-tax) related to the 3Q 2017 reportable catastrophes.

(2)
Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Assurant uses net operating income per diluted share (defined below), excluding reportable catastrophes as an important measure of the company's stockholder value. The company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2018	2017	2018	2017
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.29	$1.84	$8.65	$7.46
Adjustments, pre-tax:
Assurant Health runoff operations	—	(0.03)	0.05	0.29
Net realized (losses) gains on investments	(0.74)	0.09	(1.06)	0.54
Reportable catastrophes	(1.91)	—	(3.61)	(5.35)
Amortization of deferred gains on disposal of businesses	0.17	0.37	0.97	1.87
Impact of TCJA at enactment	—	3.26	(0.03)	3.20
Net TWG acquisition related charges	(0.12)	(0.16)	(1.38)	(0.23)
Change in tax liabilities	—	0.50	—	0.49
Loss on sale of Mortgage Solutions	0.02	—	(0.68)	—
Foreign exchange related losses	(0.03)	—	(0.25)	—
Other adjustments	0.08	(0.04)	0.16	0.17
Benefit (provision) for income taxes	0.56	(0.07)	1.16	0.95
Net income attributable to common stockholders per diluted share(1)	$0.32	$5.76	$3.98	$9.39

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(3)
Assurant uses operating return on common stockholders’ equity ("Operating ROE"), excluding accumulated other comprehensive income ("AOCI") and reportable catastrophes, as an important measure of the company’s operating performance. Operating ROE, excluding AOCI and reportable catastrophe losses, equals net operating income (as defined below) for the periods presented divided by average common stockholders’ equity, excluding AOCI and reportable catastrophe losses, for the year to date period. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of reportable catastrophes, which can be volatile. The comparable GAAP measure is GAAP return on common stockholders’ equity (“GAAP ROE”), defined as net income attributable to common stockholders’, for the period presented, divided by average common stockholders’ equity for the year to date period.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2018	2017	2018	2017
Annual operating return on average common stockholders' equity, excluding AOCI and reportable catastrophes(1)	11.5%	10.2%	11.2%	10.4%
Assurant Health runoff operations	—%	(0.1)%	0.1%	0.3%
Net realized (losses) gains on investments	(2.9)%	0.3%	(1.1)%	0.5%
Amortization of deferred gains on disposal of businesses	0.7%	1.3%	1.0%	1.7%
Impact of TCJA at enactment	—%	18.0%	—%	4.5%
Net TWG acquisition related charges	(0.5)%	(0.6)%	(1.5)%	(0.2)%
Change in tax liabilities	—%	2.8%	—%	0.7%
Reportable catastrophes	(7.6)%	(0.1)%	(3.7)%	(4.9)%
Loss on sale of Mortgage Solutions	—%	—%	(0.7)%	—%
Foreign exchange related (losses) gains	—%	—%	(0.3)%	—%
Other adjustments	0.4%	(0.1)%	0.2%	0.1%
Change due to effect of including AOCI	0.1%	(1.9)%	(0.1)%	(0.7)%
Annual GAAP return on average common stockholders' equity(1)	1.7%	29.8%	5.1%	12.4%

(1)
Average common stockholders' equity excludes $276.4 million of preferred stock for 4Q 2018 and Twelve Months 2018. In addition, Twelve Months 2018 average common stockholders’ equity reflects the impact of the 10.4 million common shares issued in connection with the TWG acquisition for the period that they were outstanding.

(4)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, net realized gains on investments, amortization of deferred gains on disposal of businesses (including Assurant Employee Benefits), net TWG acquisition related charges, loss on net assets held for sale related to mortgage solutions, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities and other highly variable or unusual items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2018	2017	2018	2017
Net operating income	$48.9	$99.9	$345.4	$220.0
Adjustments (pre-tax):
Assurant Health runoff operations	0.3	(1.9)	3.2	16.0
Net realized (losses) gains on investments	(46.8)	5.0	(63.4)	30.1
Amortization of deferred gains on disposal of businesses	10.7	20.4	56.9	103.9
Impact of TCJA at enactment	—	177.0	(1.5)	177.0
Net TWG acquisition related charges(1)	(7.3)	(8.8)	(82.4)	(12.5)
Change in tax liabilities	—	27.1	—	27.1
Loss on sale of Mortgage Solutions	0.7	—	(40.3)	—
Foreign exchange related losses	(1.6)	—	(14.8)	—
Other adjustments(2)	4.8	(1.8)	9.9	9.1
Benefit (provision) for income taxes	10.6	(4.0)	23.9	(51.1)
GAAP net income attributable to common stockholders	$20.3	$312.9	$236.8	$519.6

(1)
Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Other adjustments for 4Q 2018 include a net gain of $18.4 million on the sale of the Time Insurance Company, a legal entity associated with the previously exited Assurant Health business, and a net $16.0 million charge related to the Green Tree Insurance Agency acquisition.

(5)
Assurant uses net operating income per diluted share as an important measure of the company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) divided by weighted average diluted shares outstanding, excluding any dilutive effect from the assumed conversion of the mandatory convertible preferred stock prior to the acquisition date. The company believes this metric provides investors a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the company. In addition, it excludes the effect of the mandatory convertible preferred stock, which was used to finance the acquisition, prior to the acquisition date. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2018	2017	2018	2017
Net operating income per diluted share(1)	$0.77	$1.84	$5.80	$3.98
Adjustments, pre-tax:
Assurant Health runoff operations	—	(0.03)	0.05	0.29
Net realized (losses) gains on investments	(0.74)	0.09	(1.06)	0.54
Amortization of deferred gains on disposal of businesses	0.17	0.37	0.97	1.87
Impact of TCJA at enactment	—	3.26	(0.03)	3.20
Net TWG acquisition related charges	(0.12)	(0.16)	(1.38)	(0.23)
Change in tax liabilities	—	0.50	—	0.49
Loss on sale of Mortgage Solutions	0.02	—	(0.68)	—
Foreign exchange related losses	(0.03)	—	(0.25)	—
Other adjustments	0.08	(0.04)	0.16	0.17
Benefit (provision) for income taxes	0.17	(0.07)	0.40	(0.92)
Net income attributable to common stockholders per diluted share(1)	$0.32	$5.76	$3.98	$9.39

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(6)
Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Total Corporate and Other segment net (loss) income, excluding Health runoff operations net income, amortization of deferred gains on disposal of businesses, impact of TCJA at enactment, net TWG acquisition related charges, interest expense, net realized losses (gains) on investments, loss on net assets held for sale related to mortgage solutions, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities and other highly variable or unusual items. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net (loss) income attributable to common stockholders.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2018	2017	2018	2017
GAAP Total Corporate & Other segment net (loss) income attributable to common stockholders	$(81.6)	$175.9	$(269.4)	$204.6
Excluding: Health runoff operations net income (loss)	0.2	(0.9)	2.6	10.6
GAAP Corporate & Other segment net (loss) income attributable to common stockholders	(81.8)	176.8	(272.0)	194.0
Adjustments, pre-tax:
Amortization of deferred gains on disposal of businesses	(10.7)	(20.4)	(56.9)	(103.9)
Impact of TCJA at enactment	—	(177.0)	1.5	(177.0)
Net TWG acquisition related charges(1)	7.3	8.8	82.4	12.5
Change in tax liabilities	—	(27.1)	—	(27.1)
Interest expense	26.3	12.3	83.2	49.5
Net realized losses (gains) on investments	46.8	(5.0)	63.4	(30.1)
Loss on sale of Mortgage Solutions	(0.7)	—	40.3	—
Foreign exchange related losses	1.6	—	14.8	—
Other adjustments	(4.8)	1.8	(9.9)	(9.1)
(Benefit) provision for income taxes	(16.2)	0.7	(41.8)	28.4
Preferred stock dividends	4.7	—	11.0	—
Corporate & other net operating loss	$(27.5)	$(29.1)	$(84.0)	$(62.8)

(1)
Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(7)
The company outlook for net operating income per diluted share, excluding reportable catastrophe losses, and Corporate & Other net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify a range for amortization of deferred gains based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. Amortization of deferred gains on disposal of businesses is expected to be approximately $16-18 million after-tax. The company is also able to reasonably quantify a range of net TWG acquisition related charges, which is expected to be approximately $25-30 million after-tax. Finally, the company is able to quantify a range of interest expense and preferred stock dividends, as disclosed in the outlook. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period. Preferred stock dividends are subject to Board approval.

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Twelve Months Ended Dec. 31, 2018 and 2017

	4Q		12 Months
	2018	2017	2018	2017
	($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$1,840.1	$1,165.4	$6,156.9	$4,404.1
Fees and other income	331.5	366.9	1,308.1	1,383.1
Net investment income	180.8	118.9	598.4	493.8
Net realized (losses) gains on investments	(46.1)	5.0	(62.7)	30.1
Amortization of deferred gains on disposal of businesses	10.7	20.4	56.9	103.9
Total revenues	2,317.0	1,676.6	8,057.6	6,415.0
Benefits, losses and expenses
Policyholder benefits	756.5	414.0	2,342.6	1,870.6
Selling, underwriting, general and administrative expenses	1,491.3	1,092.0	5,281.2	4,050.4
Interest expense	26.3	12.3	100.3	49.5
Total benefits, losses and expenses	2,274.1	1,518.3	7,724.1	5,970.5
Income before provision (benefit) for income taxes	42.9	158.3	333.5	444.5
Provision (benefit) for income taxes	16.3	(154.6)	80.9	(75.1)
Net income	26.6	312.9	252.6	519.6
Less: Net income attributable to non-controlling interests	(1.6)	—	(1.6)	—
Net income attributable to stockholders	25.0	312.9	251.0	519.6
Less: Preferred stock dividends	(4.7)	—	(14.2)	—
Net income attributable to common stockholders	$20.3	$312.9	$236.8	$519.6

Net income attributable to common stockholders per share:
Basic	$0.32	$5.79	$4.00	$9.45
Diluted	$0.32	$5.76	$3.98	$9.39

Common stock dividends per share	$0.60	$0.56	$2.28	$2.15

Share data:
Basic weighted average shares outstanding	62,928,096	54,019,089	59,239,608	54,986,654

Diluted weighted average shares outstanding	63,232,485	54,334,415	59,545,524	55,311,032

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At Dec. 31, 2018 and Dec. 31, 2017

	December 31,	December 31,
	2018	2017
	($ in millions)
Assets
Investments and cash and cash equivalents	$14,657.9	$12,550.3
Reinsurance recoverables	9,166.0	9,790.2
Deferred acquisition costs	5,103.0	3,484.5
Goodwill	2,321.8	917.7
Value of business acquired	3,157.8	24.4
Assets held in separate accounts	1,609.7	1,837.1
Other assets	3,387.7	2,492.3
Assets of consolidated investment entities	1,685.4	746.5
Total assets	$41,089.3	$31,843.0

Liabilities
Policyholder benefits and claims payable	$12,054.6	$14,179.6
Unearned premiums	15,648.0	7,038.6
Debt	2,006.0	1,068.2
Liabilities related to separate accounts	1,609.7	1,837.1
Deferred gain on disposal of businesses	53.1	128.1
Accounts payable and other liabilities	3,128.9	2,736.5
Liabilities of consolidated investment entities	1,455.1	573.4
Total liabilities	35,955.4	27,561.5

Stockholders' equity
Equity, excluding accumulated other comprehensive income	5,267.4	4,036.6
Accumulated other comprehensive income	(155.4)	234.0
Total Assurant, Inc. stockholders' equity	5,112.0	4,270.6
Non-controlling interest	21.9	10.9
Total equity	5,133.9	4,281.5
Total liabilities and equity	$41,089.3	$31,843.0